Exhibit 16.1

November 18, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

We have read Item 4.01 included in the Form 8-K dated November 19, 2008 of Secured Digital Storage Corporation to be filed with the Securities and Exchange Commission. We are in agreement with the Registrant’s statements in Items 4.01 regarding our firm.

Very truly yours,

/s/ Jaspers + Hall, PC

Jaspers + Hall, PC